Exhibit 5.1

May 28, 2009

ICOP Digital, Inc.

16801 W. 116th Street

Lenexa, Kansas 66219

Re:	ICOP Digital, Inc.
Registration Statement on Form S-1
(Registration No. 333-158551)

Ladies and Gentlemen:

We are acting as counsel to ICOP Digital, Inc., a Colorado corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form S-1 (Registration No. 333-158551), as amended by pre-effective amendments thereto (the “Registration Statement”). The Registration Statement covers: (a) 8,280,000 shares of the Company’s common stock, no par value (the “Common Stock”), which includes 1,080,000 shares of Common Stock subject to an overallotment option; (b) 8,280,000 nonredeemable Class B warrants, each warrant to purchase one share of Common Stock (the “Warrants”), which includes 1,080,000 Warrants subject to an overallotment option; and (c) 8,280,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) pursuant to the terms of a warrant agreement (the “Warrant Agreement”) between the Company and Computershare Trust Company, N.A. (the “Warrant Agent”). The Shares and Warrants are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company and Paulson Investment Company, Inc., as underwriter of the offering covered by the Registration Statement.

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Underwriting Agreement, and such corporate records, documents, certificates, and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

Our opinion is limited to the corporation law of the State of Colorado, including the statutory provisions, all applicable provisions of the Colorado constitution, and reported judicial decisions interpreting those laws.

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ICOP Digital, Inc.

May 28, 2009

Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

1.	The Common Stock, the Warrants, and the Warrant Shares have been duly authorized by all necessary corporate action of the Company.

2.	When issued and sold by the Company against payment therefor pursuant to the terms of the Underwriting Agreement, the Common Stock will be validly issued, fully paid, and non-assessable.

3.	When issued by the Company and countersigned by the Warrant Agent pursuant to the terms of the Warrant Agreement, the Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

4.	When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Knight LLP

Holland & Knight LLP